Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 18, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Extreme Networks, Inc. on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Extreme Networks, Inc. on Forms S-8 (File Nos. 333-83729, 333-54278, 333-55644, 333-58634, 333-65636, 333-76798, 333-105767, 333-112831, 333-131705, 333-165268, 333-192507, 333-201456, 333-215648, 333-221876, 333-229582, 333-233164, 333-235541, 333-261350, 333-268818, 333-276074 and 333-283817).

/s/ Grant Thornton LLP

San Francisco, California
August 18, 2025